Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 4th day of June, 2018 (the “Effective Date”) by and between Champion Home Builders, Inc. (the “Company”) and Mark Yost (the “Executive”).

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2.Term.  The Executive’s employment hereunder shall continue until terminated in accordance with Section 5 hereof. Such period is hereafter referred to as the “Term.”

3.Capacity and Performance.

(a)During the Term, the Executive shall serve the Company as its President.

(b)During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of Skyline Champion Corporation (the “Board”).

(c)During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the CEO in writing.

4.Compensation and Benefits.  As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

(a)Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Four Hundred and Seventy-Five Thousand Dollars ($475,000) per annum, payable in accordance with the payroll practices of the Company and subject to increases from time to time by the Board, in consultation with the CEO, in the Board’s sole discretion (such base salary, as from time to time increased, the “Base Salary”). The Board, in consultation with the CEO, shall review the Base Salary and Target Bonus (as defined below) at least once during each fiscal year during the Term, in light of factors including the Company’s performance and profitability, the individual performance of the Executive, compensation for similarly situated executives at peer companies, and such other metrics as it deems reasonable and appropriate, in its sole discretion.

(b)Annual Bonus.  For each fiscal year completed during the Term (including, for the avoidance of doubt, the 2019 fiscal year), the Executive shall be eligible to participate in such annual bonus plan as may be established by the Company for its executives generally, as in effect from time to time. The Executive’s annual target bonus shall be eighty percent (80%) of the Base Salary (the “Target Bonus”), with a maximum annual bonus of one hundred and sixty percent (160%) of the Base Salary, with the actual amount of his bonus, if any, to be determined by the Board, in consultation with the CEO, in accordance with the Executive’s performance against performance objectives for Executive and for the Company set by the Board in consultation with the CEO.  Other than provided for in Sections 5(a), 5(b), 5(d) and 5(e), the Executive, in order to be eligible to earn an annual bonus for any fiscal year occurring during the Term hereof, must be employed on the date payment of annual bonuses for that fiscal year is made to Company executives generally.

(c)Equity Incentive.  Champion Enterprises Holdings, LLC and the Executive have entered into that certain Champion Enterprises Holdings, LLC Amended and Restated Officer Class C Unit Award Agreement and the Stock Restriction Agreement attached thereto as Appendix 1, which shall govern the terms and conditions of the “Restricted Shares” set forth therein.

(d)Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e)Other Benefits.  During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent any such employee benefit plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  Except as otherwise provided in any plan or agreement or as prohibited by law, the Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f)Business Expenses and In-Kind Benefits.  The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Any reimbursement of expenses or the provision of any in-kind benefits that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (along with the rules and regulations thereunder, “Section 409A”), shall be subject to the following additional rules: (A) no reimbursement of any such expense or provision of any in-kind benefit, shall affect the Executive’s right to reimbursement of any other such expense, or the provision of any other in-kind benefit, in any other taxable year; (B) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (C) the right to receive reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

5.Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the circumstances specified in this Section 5. The effective date of any such termination of employment is hereinafter referred to as the “Termination Date”.

(a)Death.  In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Executive’s estate shall be entitled to receive: (i) (A) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, including pay for any vacation time earned but not used through the date of termination, payable in accordance with the Company’s regular payroll practices on the Company’s next regular pay date following the Termination Date (or earlier, if so required by applicable law) and (B) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to the last sentence of Section 4(f) shall be paid not later than the deadline specified therein (all of the foregoing, subject to the timing of payment rules therein, “Final Compensation”) and (ii) any annual bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination Date, payable at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of the Termination Date. The Company shall have no further obligation to the Executive hereunder.

(b)	Disability.

(i)The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of (i) Final Compensation and (ii) any annual bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination Date, payable at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of the Termination Date.

(ii)The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for long-term disability income benefits under the Company’s long-term disability income plan or until the termination of his employment, whichever shall first occur.  Notwithstanding anything in this Section 5(b)(ii) to the contrary, and for the avoidance of doubt, the combination of Base Salary and short-term disability income benefits (if any) during the period of Executive’s disability shall not exceed the amount of compensation and benefits that the Executive would have received during such period had the Executive been actively at work during such period.

(iii)While receiving long-term disability income payments under the Company’s long-term disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and subject to the terms of such plans, until the termination of his employment.

(iv)If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)refusal or failure to perform (other than by reason of disability), or material negligence in the performance of the Executive’s duties and responsibilities to the Company or its Affiliates, which refusal or failure to perform or material negligence is not cured within 30 days after written notice from the Company or such Affiliates;

(ii)commission of, indictment for, conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud, embezzlement or theft;

(iii)breach of fiduciary duties (including a violation of the Company’s or any of its Affiliate’s code of ethics) on the part of the Executive;

(iv)gross negligence or willful misconduct in the performance of employment, which negligence or misconduct is not cured within 30 days after written notice from the Company, and which willful act or misconduct could reasonably be expected to be injurious to the financial condition or business reputation of the Company or any of its Affiliates;

(v)the material breach by Executive of any provision of any agreement to which such Executive and the Company or any or its Affiliates are party; or

(vi)breach by the Executive of the terms of Schedule 1 to this Agreement (the “Restrictive Covenants”).

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for his Final Compensation.

(d)	By the Company Other than for Cause.

(i)The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.

(ii)In the event of the Executive’s Separation from Service pursuant to this Section 5(d), in addition to Final Compensation, the Executive will be entitled to the following payments and benefits, provided that the Executive satisfies all conditions to such entitlement, including without limitation, continued compliance with the Restrictive Covenants and signing and returning to the Company a timely and effective Employee Release in accordance with subsection (iii) below:

(A)

Until the conclusion of a period of the twelve (12) months following the Termination Date, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date, and, subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans at the same rate as is in effect for active employees of the Company, provided that the Executive is entitled to continue such participation under applicable laws and plan terms.

(B)

Executive shall be paid any annual bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination Date.  Such bonus shall be payable in the year of the Termination Date at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of Termination Date.

(iii)Any obligation of the Company to the Executive hereunder, other than for his Final Compensation, is conditioned, however, on the Executive’s timely and effective execution of the form of release included with this Agreement as Exhibit A, by the deadline specified therein (any such release submitted by such deadline, the “Employee Release”) and delivering it to the Company not later than the deadline specified therein, which shall not be later than the sixtieth (60th) calendar day following the date of his Separation from Service.  Subject to Section 5(g) below, severance pay to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the Termination Date, being due and payable on the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the Termination Date. The Release of Claims required for separation benefits in accordance with this Section 5(d) or Section 5(e) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing it.

(e)	By the Executive for Good Reason.

(i)The Executive may terminate his employment hereunder for Good Reason (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice and (C) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

(ii)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without the Executive’s consent:  (A) a material adverse change in the Executive’s responsibilities, duties and/or authority that, taken as a whole, constitutes a breach of Section 3(a) hereof and effectively constitutes a demotion; provided, however, that a change in reporting relationships resulting from a reorganization of the Company or from a change in the direct or indirect control of the Company (or a successor corporation) by another corporation and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of their Affiliates shall not constitute “Good Reason,” (B)  material diminution in the Base Salary, or (C) a change in Executive’s principal work location which is more than fifty (50) miles from Executive’s principal work location as of the Effective Date; provided, that, for the avoidance of doubt, Executive’s business-related travel to Company locations outside of the Executive’s principal work location as of the Effective Date shall not constitute, or provide the basis for, Good Reason.

(iii)In the event of a Separation from Service in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination or, if any such benefits are payable, that the Executive waives his rights thereto, then, in addition to Final Compensation, the Executive will be entitled to the severance benefits provided in Section 5(d)(ii) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing and return to the Company of a timely and effective Employee Release in accordance with Section 5(d)(iii) above.

(f)By the Executive Other than for Good Reason.  The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of the Executive’s termination of employment pursuant to this Section 5(f), the Company may elect to waive all or any part of the period of notice, and, if the Company so elects, the Company will pay the Executive his Base Salary for portion of the notice period so waived.  The Company shall have no further obligation to the Executive, other than for his Final Compensation.

(g)Timing of Payments; Definition of “Separation from Service.” If at the time of the Executive’s Separation from Service the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such Separation from Service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six (6) months. For purposes of this Agreement, “Separation from Service” (and correlative terms such as “Separate from Service”) shall mean a “separation from service” as defined in Treas. Regs. § 1.409A-1(h), and the term “specified employee” shall mean an individual determined by the Company to be a specified employee under Treas. Regs. § 1.409A-1(i).

6.Effect of Termination.  The provisions of this Section 6 shall apply to any termination of the Executive’s employment hereunder.

(a)Other than as described in Sections 5(d) and 5(e), above, payment by the Company of any Base Salary and contributions to the cost of the Executive’s continued participation in the Company’s group health and dental plans that may be due the Executive shall constitute the entire obligation of the Company to the Executive.  Other than as described in Section 5(d)(ii), above, medical, dental and other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of the Executive’s Separation from Service without regard to any continuation of Base Salary or other payment to the Executive following such Separation from Service, except for any right of the Executive to continue participation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law.

(b)Provisions of this Agreement shall survive any Separation from Service if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Section 7 hereof and the Restrictive Covenants.  The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under the Restrictive Covenants. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after the Termination Date.  The Executive’s right to receive and retain the payments provided under Section 5(d) or 5(e) hereof (other than for his Final Compensation) are expressly conditioned on his continued compliance with his obligations under the Restrictive Covenants and Section 7 hereof.

7.Non-Disparagement.  The Executive shall not make or induce other persons or entities to make any negative statements about the Company, its Affiliates, employees, past or current partners and shareholders, past or present officers, directors, managers, products, services, businesses or reputation.  Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions taken in connection with such proceedings) shall not be subject to this Section 7.

8.Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.Indemnification.  The Company and the Executive shall, simultaneous with the execution of this Agreement, enter into a directors and officers indemnification agreement substantially in the form attached hereto as Exhibit B, which shall provide coverage to the Executive effective as of the closing of the transactions contemplated by that certain Share Contribution & Exchange Agreement by and among Skyline Corporation and Champion Enterprises Holdings, LLC, made and entered into as of January 5, 2018.

10.Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates,  or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

14.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral (including the letter agreement by and between the Executive and the Company, dated as of April 18, 2011 and signed as of April 30, 2013), with respect to the terms and conditions of the Executive’s employment.

15.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

16.Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

17.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

18.Governing Law.  This is a Michigan contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Michigan without regard to the conflict of laws principles thereof.

19.Definitions. The following terms shall have the following meanings for purposes of this Agreement.

(a)“Affiliate” means, with respect to any specified Person at any time, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such specified Person at such time.

(b)“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrn by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY
By:
	Title:	Senior Vice President and General Counsel

66198251_4

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY
By:
	Title:	Senior Vice President and General Counsel

Schedule 1

Covenants Regarding Competition, Solicitation and Confidentiality Restricted Activities

The Executive agrees that some restrictions on his activities during and after his service relationship with the Company are necessary to protect the good will, Confidential Information and other legitimate interests of the Company and its Affiliates.

1.Non-compete, Non-solicitation, Non-disclosure.  During Employment and for eighteen (18) months after the Executive terminates Employment (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within any geographic area in which the Company or its Affiliates do business or undertake any planning for any business competitive with the Company or any of its Affiliates in the United States, the United Kingdom or Canada.  Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s Employment by the Company, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his Employment.  For the purposes of this Schedule 1, the business of the Company and its Affiliates shall be defined to include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

The Executive agrees that, during Employment, he will limit his outside activity, whether or not competitive with the business of the Company or any of its Affiliates, so that it does not and, could not reasonably be expected to, give rise to a conflict of interest or otherwise unreasonably interfere with his duties and obligations to the Company or any of its Affiliates.

The Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his Employment with the Company or been introduced to, or otherwise had contact with, such Person as a result of his employment or his consultancy with the Company or one of its

Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

The Executive agrees that during the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.  For the purposes of this Schedule 1, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) months.

The Executive agrees that during the Restricted Period, the Executive will not provide information about the Company, its Affiliates, their business or the industries in which they are engaged to any Person (including without limitation, any organization), whether as an employee, an independent contractor or otherwise, without the advance written consent of the Company, except disclosure that is required by law.

Until forty-five (45) days after the conclusion of the Restricted Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least ten

(10)days prior to beginning any such activity.  Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under this Schedule 1.

2.Confidentiality and Related Matters. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined herein); that the Executive may have developed or had access to Confidential Information through his employment and other associations with the Company and its Affiliates. The Executive agrees that he shall not disclose to any Person or use any Confidential Information, other than as required for the proper performance of the services or as required by applicable law after notice to the Company and a reasonable opportunity for it to seek protection of the Confidential Information prior to disclosure.  For avoidance of doubt, “reasonable opportunity” shall be determined under the circumstances, provided that the Executive shall make every effort to provide notice as expeditiously as is reasonably possible to the Company. The Executive understands and agrees that this restriction is in addition to any restrictions to which he is bound as a result of his prior employment with the Company and that this restriction, as well as any earlier agreed restrictions, shall continue to apply both during Employment and thereafter, regardless of the reason for its termination.

All documents, records, disks and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall return to the Company no later than the date on which his Employment terminates, and at such earlier time or times as the Company may specify, all Documents as well as all other property of the Company and its Affiliates, then in the Executive’s possession or control.

During Employment and thereafter, the Executive shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise) about the Company or any of its Affiliates, without the prior written consent of the Board or its expressly authorized representative.

3.Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose to the Company all Intellectual Property (as defined herein).  The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  All copyrightable works that the Executive creates in the performance of his services hereunder shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

4.Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Schedule 1. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints.  The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in this Schedule 1, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.  So that the Company and its Affiliates may enjoy the full protection of these bargained-for restrictions, the parties agree that the period of restriction in any of the covenants in this Schedule 1 shall be tolled, and shall not run, during any period the Executive is in breach thereof.  The parties further agree that, in the event that any provision of this Schedule 1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5.Definitions. For purposes of this Schedule 1, in addition to the definitions set forth in Employment Agreement by and between the Executive and the Company, effective as of June 4, 2018, the following definitions shall apply.

(a)

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(b)

“Employment” means the Executive’s employment or other service relationship with the Company and its Affiliates. If a Executive’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Executive will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Executive transfers Employment to the Company or its remaining Affiliates.

(c)

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s Employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of  Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d)

“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s Employment.

Execution Version

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments to be provided me in connection with the termination of my employment under the applicable provision of Section 5 of the agreement between me and Champion Home Builders, Inc. (the “Company”) dated as of June 4, 2018 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other Affiliates and all of their respective past, present and future officers, directors, managers, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, employee benefits plans, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim, (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation and / or By-Laws of the Company or any of its subsidiaries or other Affiliates, (iii) any right of indemnification or contribution that I have pursuant to any Directors & Officers indemnification or ERISA insurance policies secured by the Company or any of its subsidiaries or other Affiliates, (iv) any whistleblower or anti-retaliation law, each as may have been or may be amended, and (v) any other claims which are, by law, not waivable.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims, provided that this Release of Claims, signed and dated by me, is received not later than the sixtieth (60th) day following the date my employment with the Company terminated by the person designated under the Agreement to receive notices on behalf of the Company in order for me to qualify for benefits under the applicable provision of Section 5 of the Agreement. I also acknowledge that I am advised by the Company and its subsidiaries and other Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.  I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the person designated under the Agreement to receive notices on behalf of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

EXHIBIT B

INDEMNIFICATION AGREEMENT